As filed with the U.S. Securities and Exchange Commission on July 19, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

Registration Statement
Under the Securities Act of 1933

NEXUS NANO ELECTRONICS, INC.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	20-1600519
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

402 Prospect Street
Brandon, Vermont 05733
(802) 247-6811
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

NEXUS NANO ELECTRONICS, INC. 2006 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Timothy J. Connolly, Chief Executive Officer
402 Prospect Street
Brandon, Vermont 05733
(802) 247-6811
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Clayton E. Parker, Esq.
Matthew L. Ogurick, Esq.
Kirkpatrick & Lockhart Nicholson Graham LLP
201 South Biscayne Boulevard, Suite 2000
Miami, Florida 33131
Telephone: (305) 539-3300
Telecopier: (305) 358-7095

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
	Amount	Offering	Aggregate	Amount of
Title of Securities	To be	Price per	Offering	Registration
to be Registered	Registered	Share (1)	Price(1)	Fee(1)
Common Stock, $0.001 par value	10,000,000	$0.001	$10,000	$1.07
Total	10,000,000	$0.001	$10,000	$1.07

(1)
Pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, the proposed maximum offering price per share, proposed maximum aggregate offering price and amount of registration fee were computed based upon the par value of the Company’s common stock at July 7, 2006.

INTRODUCTION

This registration statement on Form S-8 is filed by Nexus Nano Electronics, Inc. (the “Company” and also referred to herein as “ Nexus”, “our”, “we” or “us”) relating to 10,000,000 shares of our common stock, par value $0.001 per share, issuable to our eligible employees, directors and consultants under the Nexus Nano Electronics, Inc. 2006 Stock Incentive Plan.

PART I

The documents containing the information specified in Part I of Form S-8 (Plan Information (Item 1) and Registrant Information and Employee Plan Annual Termination (Item 2), will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”)). Such documents need not be filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation Of Documents By Reference

The following documents have been previously filed by the Company with the SEC and are hereby incorporated by reference into this Registration Statement as of their respective dates:

(a)	The Annual Report of the Company on Form 10-KSB for the year ended June 30, 2005, as filed with SEC on May 12, 2006.

(b)	The Quarterly Report of the Company on Form 10-QSB for the three (3) month period ending April 2, 2006, as filed with the SEC on May 12, 2006.

(c)
All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

All documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of the filing of such document with the SEC until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the Nexus Nano Electronics, Inc. 2006 Stock Incentive Plan that meets the requirements of Section 10(a) of the Securities Act.

Item 4. Description Of Securities

General

Pursuant to the Company's Articles of Incorporation, we are authorized to issue Three Hundred Million (300,000,000) shares of stock, of which Two Hundred Million (200,000,000) shares are designated as common stock, par value $0.001 per share (post 10-1 reverse stock split), and One Hundred Million (100,000,000) shares are designated as preferred stock (“Preferred Stock”). Of the Preferred Stock, Six Million (6,000,000) shares are designated Series A Convertible Preferred Stock, par value $0.001 per share, and Ten Million (10,000,000) shares are designated Series B Convertible Preferred Stock, no par value per share. As of the June 30, 2006, 9,371,500 shares of common stock are outstanding, 6,000,000 shares of Series A Convertible Preferred Stock are outstanding and zero (0) shares of Series B Convertible Preferred Stock are outstanding. The Board of Directors may issue additional shares of common stock or Preferred Stock in one (1) or more series, with such voting powers, designation, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Common Stock

Each holder of our common stock is entitled to one (1) vote for each share held of record. Holders of our common stock have no conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to receive our net assets pro rata with the holders of the Series B Convertible Preferred Stock, after the holders of the Series A Convertible Preferred Stock receive their liquidation preference. Each holder of common stock is entitled to receive ratably any dividends, when and if dividends or common stock are declared by our Board of Directors, out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future.

As of June 30, 2006, the Company had 9,371,500 shares of common stock outstanding and one hundred sixty (160) shareholders of record.

Series A Convertible Preferred Stock

Each holder of our Series A Convertible Preferred Stock has the following rights and preferences:

Dividends. Each share of Series A Convertible Preferred Stock accrues dividends at a rate of five percent (5%) per year. Such dividends are payable when and if declared by the Board of Directors. Dividends are payable in cash. The right to dividends is cumulative. As of June 30, 2006, no dividends have been declared on shares of Series A Convertible Preferred Stock.

Liquidation Preference. Each share of Series A Convertible Preferred Stock is entitled to receive prior and in preference to any Distribution of any assets to the holders of any class of common stock or any series of preferred stock an amount equal to $1.00 for each share outstanding, plus all declared and unpaid dividends thereon.

Conversion. Each share of Series A Convertible Preferred Stock, at the option of the holder, is convertible into such number of common stock as determined by dividing (a) the sum of (i) the amount due to the holder upon liquidation, plus (ii) all accrued but unpaid dividends thereon, by (b) the "Conversion Price" then in effect. The “Conversion Price” shall be equal to either (a) $1.00 per share (which shall be adjusted in the event of a subdivision or combination of shares), or (b) eighty percent (80%) of the average of the lowest closing bid price of the common stock during the five trading days immediately preceding the date of conversion, assuming a public market exists for shares of common stock, whichever is lower. A 4.99% beneficial ownership limitation limits conversion except if waived on sixty-one (61) days notice. Cornell Capital Partners, LP possesses this waiver right.

Redemption. After providing three days prior written notice, the Company has the right to redeem any outstanding shares of Series A Convertible Preferred Stock at an amount equal to one hundred twenty percent (120%) of the amount due to each holder upon liquidation, plus all declared and unpaid dividends thereon.

Voting. The Series A Convertible Preferred Stock is non-voting.

As of June 30, 2006, the Company had 6,000,000 shares of Series A Convertible Preferred Stock outstanding and one (1) shareholder of record.

Options

As of June 30, 2005, the Company has granted to an employee the option to purchase 500,000 shares of common stock (post reverse 10-1 stock split) at a price of $0.001 per share, for a period of five (5) years from September 17, 2004. Said employee shall also be issued options equal to 2.5% of the outstanding common stock each year for three (3) years from September 17, 2004.

Warrants

No warrants were outstanding as of June 30, 2006.

Dividends

The Company has not declared or paid cash dividends on its common stock since its inception and does not anticipate paying such dividends in the foreseeable future. The payment of dividends may be made at the discretion of the Board of Directors at that time and will depend upon, among other factors, the Company’s operations.

Convertible Debentures

The Company entered into a Securities Purchase Agreement (the “SPA”) on November 10, 2005 with CSI Business Finance, Inc. (“CSI Finance”), an investor, which provides for the sale of up to $1,250,000 of secured convertible debentures (the “Secured Convertible Debentures”) that will be convertible into common shares of The Company. The Company paid $125,000 of loan origination fees which are being amortized through October 31, 2006. In addition to the SPA, the Company and CSI Finance entered into ancillary agreements covering CSI Finance’s registration rights for the underlying common stock, and the security for any amount loaned. All assets of the Company will be pledged under the SPA. At the date of the SPA, the only assets owned by the Company were its shares of Nexus Custom Electronics, Inc., its wholly-owned operating subsidiary and, accordingly, the assets of Nexus will comprise the primary security for any amount loaned. However, CSI Finance’s lien on such assets is subordinate to the lien held by Comerica Bank.

The following are the principal terms of the Secured Convertible Debentures:

•	They mature on November 10, 2006;

•	Interest is payable monthly at twelve percent (12%) annual rate;

•	Monthly principal payments begin on the earlier of (a) one (1) month from the date the registration of the underlying common shares is declared effective, or (b) five (5) months from the date of sale;

•	Monthly payments are equal to the outstanding balance divided by the remaining number of months to the maturity date;

•	They are convertible into common shares at the option of CSI Finance at a conversion rate of $0.025 per share;

•
They are redeemable at the option of the Company at face value plus a twenty percent (20%) premium above the market value of the underlying shares common stock if the market value is greater than the conversion price; and

•	The Company must seek the consent of the holder if it wishes to sell any additional shares of capital stock or grant any additional security interests in its assets.

The shares of common stock issuable by the Company to the investor upon conversion of shares of the Secured Convertible Debentures will not be registered initially under the Securities Act of 1933. To provide for the registration of such underlying shares, the Company and the investor entered into a registration rights agreement, dated November 10, 2005, requiring the Company to prepare and file a registration statement covering the resale of the shares of common stock underlying the Secured Convertible Debentures. The registration rights agreement required the Company to use its best efforts to cause such registration statement to be declared effective no later than 150 days following November 10, 2005 (the date of the Registration Rights Agreement).

The Registration Rights Agreement also contains a liquidated damages provision which calls for the holder to receive from the Company a specified amount of cash or shares if: (i) the Company fails to file a registration statement covering the underlying shares of common stock within 30 days of November 10, 2005, and, (ii) the registration statement is not declared effective within 150 days following November 10, 2005. In the event that one of the aforementioned failures occurs, the Registration Rights Agreement calls for the Company to pay, at the option of the holder, a cash amount or shares of common stock equal to 2% of the liquidated amount, as defined, of that portion of the Secured Convertible Debentures which has not been converted into common stock as of the occurrence of such failure, with such amount to be paid by the Company to the holder on a monthly basis after the occurrence of such failure. The holder is entitled to receive the aforementioned damages until such time as the registration statement is declared effective. Since a registration statement registering the underlying shares of common stock was not filed within 30 days after the date of the registration rights agreement, nor was it declared effective within 150 days from November 10, 2005, the Company was required to record charges for the penalty beginning December 10, 2005.

Subsequent to the commencement of the SPA, the ancillary agreements and the sale of the Secured Convertible Debentures discussed above, the Company has not complied with several provisions of these agreements and was thus in default as of April 2, 2006. The Company has not paid interest, it has not timely filed the registration statement for the underlying securities, it is not current in its filing of tax returns and it remains in default under the terms of its bank credit facility. Accordingly, CSI Finance could force the immediate repayment of the Secured Convertible Debentures.

The Company accounts for the fair value of the conversion feature of its Secured Convertible Debentures in accordance with SFAS No. 133 “Accounting For Derivative Instruments And Hedging Activities” (“SFAS 133”) and EITF 00-19 which require the Company to bifurcate and separately account for the conversion feature as an embedded derivative contained in the Secured Convertible Debentures, which is the host instrument. Pursuant to SFAS 133, the Company bifurcated the fair value of the conversion feature which was determined to not be clearly and closely related to the debt host. In addition, since the effective registration of the securities underlying the conversion feature is an event outside of the Company’s control of the Company, pursuant to EITF 00-19, the Company recorded the fair value of the conversion feature as a short-term liability as of the date of issuance as it was assumed that the Company may be required to net-cash settle the underlying securities. The Company is required to carry the derivative on its condensed consolidated balance sheet at fair value and record the unrealized changes in the fair value of the embedded derivative in the condensed consolidated statement of operations as interest expense. The Company recorded the fair value of the embedded derivative as a registration rights agreement liability of $163,273 on December 10, 2005, the date of the first default, and increased the registration rights agreement liability to $176,445 based on the fair value of the embedded instrument as of April 2, 2006. The increase in the fair value of the liability (during the quarter ended April 2, 2006) of $10,468 was charged to interest expense. The fair value of the embedded derivative on December 10, 2005 was also recorded as deferred costs related to the registration rights agreement which is being amortized over 24 months.

On November 11, 2005, Corporate Strategies Inc. (“Corporate Strategies”) entered into a stock purchase agreement pursuant to which it purchased 70,600,000 shares (pre-reverse 1:10 stock split) of the Company’s common stock from previous holders who were also officers of the Company. As a result, Corporate Strategies acquired approximately seventy percent (70%) of the total shares of The Company’s common stock outstanding as of the date of said agreement, which resulted in a change in control of the Company and an event of default as defined in the loan agreement with Comerica Bank. Mr. Timothy J. Connolly is the Chief Executive Officer of CSI Finance and Corporate Strategies.

In connection with the acquisition of the control of the Company by Corporate Strategies, the previous holders of the common shares, simultaneously resigned from their positions as executive officers and members of the Board of Directors of the Company; agreed to the cancellation of their 10,000,000 shares of the Series B Convertible Preferred Stock and agreed to the cancellation of their respective employment agreements.

On March 10, 2006, CSI Finance assigned its interest in the Secured Convertible Debentures to the Series A preferred stockholder. As of March 10, 2006, CSI Finance had acquired $743,285 of such debentures pursuant to the SPA. On June 1, 2006, the Company issued and sold to the Series A preferred stockholder an additional $850,000 of secured convertible debentures having a maturity date of June 1, 2008.

Registration Rights Agreement

The Company and an investor entered into a registration rights agreement, dated September 15, 2004 (the “RRA”), requiring the Company to prepare and file a registration statement covering the resale of the shares of common stock underlying shares of Series A Convertible Preferred Stock. The RRA required the Company to use its best efforts to cause such registration statement to be declared effective no later than two hundred ten (210) days following September 15, 2004 (the closing of the sale of the Series A Convertible Preferred Stock).

The RRA also contains a liquidated damages provision which calls for the investor to receive from the Company a specified amount if: (i) the Company fails to file a registration statement covering the underlying shares of common stock within sixty (60) days of September 15, 2004, and, (ii) the registration statement is not declared effective no later than one hundred ten (210) days following September 15, 2004. In the event that one of the aforementioned events occurs, the registration rights agreement calls for the Company to pay the investor common stock equal to two percent (2%) of the liquidated amount, as defined above, of that portion of the Series A Convertible Preferred Stock which has not been converted into common stock as of the occurrence of such event, with such amount to be paid by the Company to the investor on a monthly basis after the occurrence of such event. The investor is entitled to receive the aforementioned damages until such time as the registration statement is declared effective. Since the registration statement registering the underlying shares of common stock was not filed within sixty (60) days or declared effective within two hundred ten (210) days from September 15, 2004, the investor is currently entitled to receive such damages payable in common stock.

Anti-Takeover Effects of Provisions of the Articles of Incorporation and Bylaws

There are no provisions in our Articles of Incorporation or Bylaws relating to preventing or restricting takeovers, mergers or acquistions of the Company by another company.

Transfer Agent and Registrar

Colonial Stock Transfer Company is the transfer agent and registrar of our common stock. Their address is 66 Exchange Place, Salt Lake City, Utah 84111, and their telephone number is (801) 355-5740.

Item 5. Interests Of Named Experts And Counsel

Not applicable.

Item 6. Indemnification Of Directors And Officers

Subsection 1 of Section 78.7302 of the Nevada General Corporation Law (“NGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defenses of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Finally, Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Article VI of the Company’s Bylaws set forth provisions relating the indemnification of officers, directors, employees and agents of the Company. Sections 6.01 through 6.06 of Article VI are set forth below.

Section 6.01 states that the Company shall indemnify any person who was, is, or becomes a party, or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding: (a) whether civil, criminal, administrative, or investigative (other than an action by, or in the right of, the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in the manner which he reasonably believed to be in, or not opposed to, the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful; (b) by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all; (c) to the extent that such director, officer, employee or agent of the Company has been, in whole or in pact, successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in

Section 6.01 (a) or 6.01 (b) of Article VI, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees, court costs and expenses incurred in the course of attending trials, conferences, depositions, hearings and meetings) actually and reasonably incurred by him in connection therewith; (d) any indemnification under Section 6.01 (a) or 6.01(b) of Article VI, unless pursuant to a determination by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.01 (a) or 6.01(b) of Article VI. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding or by the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such action, suit, or proceedings or, if such quorum of directors or shareholders is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or regardless of whether such quorum of directors is obtainable, the directors, by majority vote, may submit the determination to the American Arbitration Association.

Section 6.02 states that the Company may, after a preliminary determination following one of the procedures set forth in Section 6.01(d), pay expenses (including attorneys' fees, court costs and expenses incurred in the course of attending trials, conferences, depositions, hearings and meetings) incurred in defending a civil or criminal action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, provided that such preliminary determination is to the effect that the director, officer, employee or agent has met the applicable standard of conduct set forth in Section 6.01 (a) and 6.01(b), and, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it be ultimately determined that he is entitled to be indemnified by the Company as authorized in Article VI.

Section 6.03 states that the Company shall have the power to make any other or further indemnification of an officer, director, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office except an indemnification against gross negligence or willful misconduct, under the following circumstances: (a) pursuant to an agreement between the Company and such officer, director, employee or agent; (b) Pursuant to the vote of shareholders; or (c) pursuant to the vote of disinterested directors; (d) pursuant to the written recommendation of independent legal counsel when the Board of Directors submits determination to such counsel; or (e) pursuant to the written award of the American Arbitration Association when the Board of Directors and person seeking indemnification submit the determination to the American Arbitration Association.

Section 6.04 states that the Company shall indemnify any person, if the requirements of Article VI have been met, without affecting any other rights to which those indemnified may be entitled under the Articles of Incorporation, the Bylaws, agreement, vote of shareholders or disinterested directors or recommendation of counsel or otherwise, both as to actions in such person's official capacity and as to actions in another capacity while holding such office, and such indemnity shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.05 states that the Company may, if approved by the Board of Directors or Executive Committee, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Article VI or applicable law.

Section 6.06 states that if any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the Company, the Company shall, not later than the time of delivery to shareholders of written notice of the next annual meeting of shareholders, unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, deliver either personally or by mail to each shareholder of record at the time entitled to vote for the election of directors a statement specifying the persons paid; the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation. Such written notice may be contained in any document distributed to shareholders generally and need not be mailed separately.

The Company’s Articles of Incorporation are silent with respect to the indemnification of directors and officers.

Item 7. Exemption From Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit No.	Description of Exhibit	Location

4.1	Nexus Nano Electronics, Inc. 2006 Stock Incentive Plan (adopted by the Board of Directors on June 29, 2006)	Provided herewith

5.1	Opinion re: legality of Burton, Bartlett & Glogovac	Provided herewith

23.1	Consent of J.H. Cohn LLP	Provided herewith

23.2	Consent of Burton, Bartlett & Glogovac	Incorporated by reference to Exhibit 5.1 herein

Item 9. Undertakings

(a)  We hereby undertake:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by our Company pursuant to Section 13 or 15(d) of the Securities Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our Annual Report pursuant to Section 13(a) or 15(d) of the Securities Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by our Company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Vermont, on July 19, 2006.

Nexus Nano Electronics, Inc.

Date: July 19, 2006	By: /s/ Timothy J. Connolly
Timothy J. Connolly
Chief Executive Officer

Date: July 19, 2006	By: /s/ W. Chris Mathers
W. Chris Mathers
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below:

Signatures	Title	Date

/s/ Fred Zeidman	Chairman of the Board	July 19, 2006
Fred Zeidman

/s/ Timothy J. Connolly	Vice Chairman of the Board	July 19, 2006
Timothy J. Connolly

/s/ W. Chris Mathers	Director	July 19, 2006
W. Chris Mathers